                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                                       AT

                              $65.75 NET PER SHARE

                                       BY
                        KENSINGTON ACQUISITION SUB, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                OLIVETTI S.P.A.

                                      AND

                                 MANNESMANN AG

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 11, 1998, BY AND BETWEEN KENSINGTON ACQUISITION SUB, INC. ("PURCHASER") AND CELLULAR COMMUNICATIONS INTERNATIONAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                           --------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.
                           --------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS

December 17, 1998

                               TABLE OF CONTENTS

INTRODUCTION.................................................................................          1
THE OFFER....................................................................................          4
1.         Terms of the Offer................................................................          4
2.         Acceptance for Payment and Payment................................................          5
3.         Procedures for Tendering Shares...................................................          6
4.         Withdrawal Rights.................................................................          9
5.         Certain U.S. Federal Income Tax Consequences......................................          9
6.         Price Range of the Shares; Dividends..............................................         10
7.         Effect of the Offer on the Market for the Shares; Nasdaq National Market
           Designation; Exchange Act Registration; Margin Regulations........................         11
8.         Certain Information Concerning the Company........................................         12
9.         Certain Information Concerning Purchaser, Olivetti and Mannesmann.................         14
10.        Sources and Amount of Funds.......................................................         17
11.        Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement
           and Certain Other Agreements......................................................         17
12.        Plans for the Company; Other Matters..............................................         31
13.        Dividends and Distributions.......................................................         33
14.        Conditions to the Offer...........................................................         33
15.        Certain Legal Matters.............................................................         34
16.        Fees and Expenses.................................................................         37
17.        Miscellaneous.....................................................................         37

    SCHEDULE I -- Information Concerning Directors And Executive Officers Of
                 Purchaser, Olivetti and Mannesmann

TO THE HOLDERS OF COMMON STOCK OF
CELLULAR COMMUNICATIONS INTERNATIONAL, INC.:

                                  INTRODUCTION

    Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, "Shares"), of Cellular Communications International, Inc., a Delaware corporation (the "Company"), at a price of $65.75 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Purchaser was formed in connection with the Offer and the transaction contemplated thereby. Purchaser is owned as to 50% of its outstanding capital stock by Olivetti S.p.A., a limited liability company organized under the laws of Italy ("Olivetti"), and as to 50% of its outstanding capital stock by Mannesmann AG, a limited liability company organized under the laws of Germany ("Mannesmann"). For information concerning Olivetti and Mannesmann, see Section 9.

    Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of IBJ Schroder Bank & Trust Company, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated December 11, 1998 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the consideration to be received by the holders of Shares (other than Purchaser and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise or conversion of all outstanding options, warrants and other rights and securities exercisable into Shares. The Company has represented and warranted to Purchaser that, as of November 30, 1998, there were 16,715,306 Shares issued and outstanding, 2,274,140 Shares were issuable pursuant to the exercise of options ("Options"), 651,091 Shares were issuable pursuant to the exercise of warrants ("Warrants") and 2,159,129 Shares were issuable pursuant to the exercise of conversion rights in respect of the Company's 6% Convertible Subordinated Notes due 2005 ("Convertible Notes"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Purchaser, issue any additional Shares (except upon the exercise of outstanding Options). See Section 11. Based on the foregoing and assuming the issuance of 5,084,360 Shares issuable upon the exercise of outstanding Options, Warrants and Convertible Notes, Purchaser believes that the Minimum Condition will be satisfied if 10,899,834 Shares are validly tendered and not withdrawn prior to the Expiration Date.

    As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser and the Company have entered into an Option Agreement, dated as of December 11, 1998 (the "Option Agreement"), pursuant to which, among other things, the Company has granted Purchaser an irrevocable option to purchase up to 4,338,133 newly issued Shares at $65.75 per share (the "Company Option"). The Company Option only can be exercised under certain circumstances described herein. See Section 11.

    As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser has entered into a Stockholders Agreement, dated as of December 11, 1998 (the "Stockholders Agreement"), with the Company and certain stockholders of the Company who beneficially own 2,360,241 Shares in the aggregate, including Shares issuable upon the exercise of Options. Pursuant to the Stockholders Agreement, such stockholders have agreed, among other things, to tender validly pursuant to the Offer all Shares owned by them, representing approximately 4.8% of the outstanding Shares (approximately 11.7%, assuming exercise of all Options beneficially owned by them). See Section 11.

    As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Olivetti, Mannesmann and the Company have entered into a Guarantee, dated as of December 11, 1998 (the "Guarantee"), pursuant to which, among other things, Olivetti and Mannesmann have agreed jointly and severally to guarantee unconditionally and irrevocably, for the benefit of the Company, the performance of certain obligations of Purchaser pursuant to the Merger Agreement including its obligation to purchase shares. Olivetti and Mannesmann have represented in the Guarantee that they have funds available to them sufficient to purchase, or cause to be purchased, the Shares in accordance with the terms of the Merger Agreement.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and between Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), no later than the third day after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Purchaser or any of its subsidiaries and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $65.75 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Purchaser's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Purchaser and its affiliates. The Company shall, at such time, upon the request of Purchaser, promptly use its best efforts to take all action necessary to cause such persons designated by Purchaser to be elected to the

Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both. See Section 11.

    Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law, and the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Bylaws (the "Bylaws"). See Section 11. Under the DGCL and pursuant to the Certificate of Incorporation and the Bylaws, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Purchaser has agreed to vote the Shares acquired by it pursuant to the Offer in favor of the Merger. See Section
12. The Merger Agreement is more fully described in Section 11.

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed fifteen (15) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares, provided that the Expiration Date may not be extended beyond May 15, 1999. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Purchaser presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

    The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of December 19, 1990, by and between the Company and Continental Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action necessary under the Rights Agreement so that (i) the execution of the Merger Agreement, the Option Agreement and the Stockholders Agreement, and any amendments thereto, and the consummation of the transactions contemplated thereby shall not cause Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or a Distribution Date, Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or exercise of the option granted under the Option Agreement; and (ii) the Rights shall expire upon the acceptance of the Shares for payment pursuant to the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, January 15, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Purchaser has agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods of up to ten (10) business days, provided that the Expiration Date may not be extended beyond May 15, 1999.

    The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, waive the Minimum Condition, decrease the number of Shares sought in the Offer, amend any other condition to the Offer in any manner materially adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company.

    The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed fifteen (15) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, provided that the Expiration Date may not be extended beyond May 15, 1999. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's

Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market, Inc's. Nasdaq National Market (the "Nasdaq National Market") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after December 11, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the offer, may also be withdrawn at any time after February 14, 1999.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under the DGCL, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one-year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one-year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS. The Shares are traded on the Nasdaq National Market under the symbol "CCIL". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the Nasdaq National Market after giving effect to the 3-for-2 stock split by way of stock dividend, paid on April 4, 1998.

                                                                                                   COMMON STOCK
                                                                                               --------------------
                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Fiscal Year Ended December 31, 1996
  First Quarter..............................................................................  $   28.50  $   20.83
  Second Quarter.............................................................................      24.67      21.17
  Third Quarter..............................................................................      23.83      16.50
  Fourth Quarter.............................................................................      22.67      17.00

Fiscal Year Ended December 31, 1997
  First Quarter..............................................................................  $   21.83  $   17.83
  Second Quarter.............................................................................      22.83      16.08
  Third Quarter..............................................................................      27.67      21.67
  Fourth Quarter.............................................................................      31.67      26.08

Fiscal Year Ending December 31, 1998
  First Quarter..............................................................................  $   45.33  $   30.58
  Second Quarter.............................................................................      52.50      40.50
  Third Quarter..............................................................................      62.50      49.94
  Fourth Quarter (through December 16, 1998).................................................      66.75     44.375

    On December 10, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Olivetti and Mannesmann, the closing price for the Shares, as reported on the Nasdaq National Market, was $62 per Share. On December 16, 1998, the last full trading day prior to the commencement of the Offer, the closing price of the Shares, as reported on the Nasdaq National Market, was $66.625 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

    The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Purchaser and Purchaser does not intend to consent to any such declaration or payment.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET DESIGNATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

    DESIGNATION FOR THE NASDAQ NATIONAL MARKET. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be 750,000 publicly held shares, (ii) the publicly held shares have a market value of $5 million, (iii) the issuer have net tangible assets of at least $4 million,
(iv) there be 400 shareholders of round lots, (v) the minimum bid price per share be $1 and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of $50 million or (B) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (ii) there be 1,100,000 shares publicly held, (iii) the publicly held shares have a market value of $15 million, (iv) the minimum bid price per share be $5, (v) there be 400 shareholders of round lots and (vi) there be at least four registered and active market makers.

    If these standards for continued designation for the Nasdaq National Market are not met, the Shares nevertheless might continue to be included in The Nasdaq SmallCap Market. Continued inclusion in The Nasdaq SmallCap Market, however, would require that (i) there be 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer have either (A) net tangible assets of at least $2 million, (B) market capitalization of at least $35 million or (C) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of December 16, 1998, there were approximately 301 holders of record of Shares and as of November 30, 1998, there were 16,715,306 Shares outstanding.

    If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements of Nasdaq for continued inclusion in the Nasdaq National Market or The Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations, however, would depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    MARGIN REGULATIONS. The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect of prohibiting brokers from extending credit on the collateral of the Shares.

    Purchaser currently intends to seek termination of the designation of the Shares for the Nasdaq National Market and of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market designation and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the designation of the Shares for the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Olivetti, Mannesmann nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Olivetti, Mannesmann or the Information Agent.

    The Company's primary asset is an approximate 14.667% interest in Omnitel Sistemi Radiocellulari Italiani S.p.A. ("OSR"), a strategic joint venture which holds a 70% interest in Omnitel-Pronto Italia S.p.A. ("Omnitel"). Omnitel is Italy's second leading mobile operator with over 5.0 million subscribers.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Commission pursuant to the Exchange Act.

    More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,
                                                        (UNAUDITED)                YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1998         1997         1997         1996         1995
                                                  -----------  -----------  -----------  -----------  -----------

                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Equity in net income (loss) of Omnitel..........  $    30,435  $    (7,628) $    (5,521) $   (29,850) $   (14,636)
Costs and expenses:
General and administrative expenses.............        1,787        2,473        2,997        3,397        3,805
Write-off of investments in joint venture.......           --           --           --           --          602
Write-off of deferred costs.....................           --           --           --           --        1,167
Depreciation expense............................            1           14           15           25           28
Amortization of investments in joint ventures...          519          518          691          691          537
                                                  -----------  -----------  -----------  -----------  -----------
                                                        2,307        3,005        3,703        4,113        6,139
                                                  -----------  -----------  -----------  -----------  -----------
Operating income (loss).........................       28,128      (10,633)      (9,224)     (33,963)     (20,775)
Other income (expense):
  Interest income and other, net................        4,064        3,307        4,500        5,125        1,963
  Interest expense..............................      (19,675)     (19,644)     (26,625)     (23,330)      (7,230)
  Foreign currency translation losses...........      (13,693)          --           --           --           --
  Cellular Comm., Inc. fees in connection with
    the bank loan...............................           --           --           --           --         (101)
  Gain on sale of investment in joint venture...           --           --           --           --       38,901
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes and
  extraordinary item............................       (1,176)     (26,970)     (31,349)     (52,168)      12,758
Income tax benefit (provision)..................           --           --           --        1,200       (5,943)
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary item.........       (1,176)     (26,970)     (31,349)     (50,968)       6,815
Loss from early extinguishment of debt..........      (44,924)          --           --           --       (1,474)
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss)...............................  $   (46,100) $   (26,970) $   (31,349) $   (50,968) $     5,341
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share:
  Income (loss) before extraordinary item.......  $      (.07) $     (1.67) $     (1.94) $     (3.23) $       .45
  Extraordinary item............................        (2.72)          --           --           --         (.10)
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss)...............................  $     (2.79) $     (1.67) $     (1.94) $     (3.23) $       .35
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share-assuming
  dilution:
  Income (loss) before extraordinary item.......  $      (.07) $     (1.67) $     (1.94) $     (3.23) $       .38
  Extraordinary item............................        (2.72)          --           --           --         (.08)
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss)...............................  $     (2.79) $     (1.67) $     (1.94) $     (3.23) $       .30
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Total Assets..................................  $   169,407  $   138,133  $   140,714  $   146,307  $   175,290
  Total Liabilities.............................      270,124      192,743      199,483      174,868      154,123
  Total Shareholders' Equity (Deficiency).......     (100,717)     (54,610)     (58,769)     (28,561)      21,167

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

    9.  CERTAIN INFORMATION CONCERNING PURCHASER, OLIVETTI AND MANNESMANN.

    GENERAL. Purchaser is a newly formed Delaware corporation organized solely to effect the Offer and the Merger. Purchaser has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

    Mannesmann owns 50% of the outstanding shares of capital stock of Purchaser. Mannesmann operates in four sectors: Telecommunications, Engineering, Automotive and Tubes and Trading and generated sales of around DM 39 billion in 1997. The group is one of the leading alternative telecommunication operators in the recently liberalized European market.

    Olivetti owns 50% of the outstanding shares of capital stock of Purchaser. The Olivetti Group is a leading international player operating through subsidiaries and affiliates in the telecommunications and information technology sectors. In telecommunications, Olivetti operates in both wireless and wireline markets through Omnitel and the fixed-line operator Infostrada, respectively. In the information technology sector, Olivetti wholly-owns Olivetti Lexikon, which specializes in information technology products for the office and consumer markets. It also has an 18.5% ownership interest in Wang Global, a United States publicly traded company.

    The address for Purchaser's principal offices are c/o Olivetti S.p.A., Via Jervis 77, 10015 Ivrea, Turin, Italy and c/o Mannesmann AG, Mannesmannufer 2, 40213 Dusseldorf, Germany. The telephone numbers of Purchaser at such locations are 39 0125 5200 and 49 211 820 2400, respectively. The principal offices of Olivetti are located at Via Jervis 77, 10015 Ivrea, Turin, Italy. The telephone number of Olivetti at such location is 39 0125 5200. The principal offices of Mannesmann are located at Mannesmannufer 2, 40213 Dusseldorf, Germany. The telephone number of Mannesmann at such location is 49 211 820 2400.

    For certain information concerning the executive officers and directors of Purchaser, Olivetti and Mannesmann, see Schedule I.

    Except as set forth in this Offer to Purchase, neither Purchaser, Olivetti nor Mannesmann, nor, to the best knowledge of Purchaser, Olivetti or Mannesmann, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser, Olivetti nor Mannesmann, nor, to the best knowledge of Purchaser, Olivetti or Mannesmann, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

    Except as set forth in the following paragraph and as otherwise set forth in this Offer to Purchase, neither Purchaser, Olivetti or Mannesmann has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, neither Purchaser, Olivetti nor Mannesmann nor any of their respective affiliates, nor, to the best knowledge of Purchaser, Olivetti or Mannesmann, any of the persons listed on
Schedule I, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contacts, negotiations or transactions between Purchaser, Olivetti or Mannesmann or any of their respective affiliates or, to the best knowledge of Purchaser, Olivetti or Mannesmann, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets except as follows.

    THE OSR AGREEMENT. Olivetti currently holds a 62.5% interest in OliMan Holding DV ("OliMan") and Mannesmann currently holds a 37.5% interest. Pursuant to agreements between Olivetti and Mannesmann, in February 1999, Olivetti will own 50.1% and Mannesmann will own 49.9% of the outstanding capital stock of OliMan.

    Pursuant to a joint venture agreement, originally executed in May 1990 and amended on November 24, 1993 and February 23, 1994 (the "OSR Joint Venture Agreement"), if more than fifty (50) percent of the shares of voting securities of a co-venturer (the "Selling Co-Venturer") are transferred to a third party (or parties) that is not an affiliate of the Selling Co-Venturer (an "OSR Change in Control"), each co-venturer (a "Buying Co-Venturer") shall have the non-assignable right to purchase all or a pro rata portion (based upon the total number of shares owned by co-venturers exercising such right to purchase) of the Selling Co-Venturer's shares of OSR stock at a price indicated by the Selling Co-Venturer. In the event a Buying Co-Venturer objects to the price so indicated, it shall be settled by arbitration. The acquisition of control of any parent company of a co-venturer which owns or operates substantial other businesses or entities in addition to the venture is not deemed to constitute an OSR Change in Control. Mannesmann, Olivetti and Purchaser believe that the consummation of the Offer will not result in an OSR Change in Control.

    Pursuant to the OSR Joint Venture Agreement, a co-venturer may, without the consent of the other co-venturers, transfer its OSR stock to its affiliates, other co-venturers or the affiliates of other co-venturers. A co-venturer may not, however, sell, assign, transfer, pledge, encumber or otherwise dispose of any of its OSR stock to a party who is not an affiliate, a co-venturer or an affiliate of a co-venturer, without prior written consent of all the other co-venturers. All transfers of OSR stock other than to affiliates, other co-venturers or affiliates of other co-venturers are subject to a right of first refusal by the other co-venturers. If more than one co-venturer exercises the right of first refusal, each of the co-venturers may purchase a pro rata portion of such OSR stock (based upon the total number of shares owned by all co-venturers exercising the right of first refusal). Such rights of first refusal may be exercised at the price indicated by the transferring co-venturer in a notice that must be sent by the transferring co-venturer to the remaining co-venturers prior to effecting a transfer that gives rise to a right of first refusal.

    Pursuant to the OSR Joint Venture Agreement, if a co-venturer willfully fails to make required capital contributions, the other co-venturers shall have the non-assignable option to purchase such co-venturer's OSR stock for a cash price equal to the paid-in-capital represented by such stock. Pursuant to the OSR Joint Venture Agreement, the following may also give rise to the granting of a non-assignable option to purchase co-venturer's OSR stock at the cash price equal to the paid-in-capital represented by such stock: (i) the failure by a co-venturer to perform any material obligation under the OSR Joint Venture Agreement; (ii) the filing of a bankruptcy petition by a co-venturer, or (iii) a willful violation or breach by a co-venturer of any of the covenants in the OSR Joint Venture Agreement. If the non-assignable option to purchase a defaulting co-venturer's OSR stock were triggered and the defaulting party refused to sell its OSR stock, thereby breaching the relevant provisions of the OSR Joint Venture Agreement, under Italian law, the Company may face difficulty in becoming the record owner of the OSR stock and could thus be forced to bring an action for damages against the co-venturer refusing to comply with such provisions.

    MANAGEMENT OF OSR. The board of directors of OSR (the "OSR Board") consists of nine members, with one member designated by the Company, two members designated by Bell Atlantic International, Inc. ("Bell Atlantic") and six members designated by OliMan, with OliMan designating the chairman of the OSR Board. The presence and unanimous affirmative vote of at least two of the members of the OSR Board designated by OliMan and of all the other members of the OSR Board is required for any actions, decisions or determinations relating to the following, among others: (i) the formation of any subsidiary company or entering into any joint venture or other similar arrangement; (ii) the issuance or redemption of any shares, bonds or other securities of OSR; (iii) the acquisition of shares of or any interest in any corporation or the creation of any partnership, consortium or other legal entity of which OSR is or will be a partner, member or similar participant; (iv) the adoption or amendment of OSR's annual budget or future business plan; (v) any merger, consolidation or amalgamation with or into any other company or corporation or the sale or disposition of certain franchises or licenses; (vi) the engagement in certain businesses outside the scope of OSR's "object"; (vii) the declaration or payment of dividends or the making of any other distribution to shareholders; (viii) the voluntary liquidation, dissolution or termination of OSR; (ix) the amendment of the by-laws of OSR; (x) the initial appointment of the independent auditors, and of the outside counsel to OSR; and (xi) the increase or decrease of the number of members of the OSR Board.

    The presence of at least two members of the OSR Board designated by OliMan and at least all but one of the other members of the OSR Board, and the affirmative vote of at least two of the members of the OSR Board designated by OliMan and at least all but one of the other members of the OSR Board are required for any actions, decisions, or determinations of the OSR Board (including, without limitation, a determination to present such matters or proposals to the shareholders of OSR) relating to any of the following matters or proposals: (i) except as specifically provided for in the annual budget and future business plan, the lease, acquisition or disposition of any assets in a transaction or in a series of related transactions having a value in excess of 300 million lire (US $165,000); (ii) the appointment, granting of powers, dismissal and determination of the remuneration of the Chairman, the Managing Director or the principal executive officers of OSR; (iii) any change in the independent auditors, and of the outside counsel to OSR; (iv) subjection of the property or assets of OSR to any mortgage, fine, pledge, claim or judgment except in the ordinary course of business; (v) the extension of loans or guarantees to or on behalf of third parties except in the ordinary course of business in amounts not to exceed in the aggregate 300 million lire (US $165,000) or individually 100 million lire (US $55,000) annually; (vi) the incurring of indebtedness for borrowed money except in the ordinary course of business in amounts not to exceed in the aggregate 1.0 billion lire (US $550,000), or individually 500 million lire (US $275,000) annually; (vii) enter into, amend or terminate any transaction with any co-venturer or affiliate of any co-venturer in which the value of the goods and/or services to be purchased, sold or leased (including compensation or reimbursement for employees made available to the co-venturer) would exceed 25 million lire (US $14,000) in a transaction or a series of related transactions; and (viii) the acceptance of any terms and conditions necessary to obtain and/or renew a license.

    For any actions, decisions or determinations of the Board which require the unanimous decision of the OSR Board, the co-venturers, as shareholders of OSR, agreed to vote in conformance with the OSR Board's determination whenever a resolution of the Shareholders Meeting is also required. The co-venturers also agreed, as shareholders of OSR, not to vote in support of any action or decision which requires a unanimous or supermajority decision of the OSR Board as described above, unless the OSR Board has first considered such action or decision and the required affirmative vote of the OSR Board for such action or decision has been obtained. The by-laws of OSR require only the affirmative vote of 75% of the members of the OSR Board to approve the actions described above as unanimous actions. If such an action were approved by 75% of the OSR Board, but not consented to by the Company as required by the OSR Joint Venture Agreement, the Company might not be able to obtain injunctive relief under Italian law.

    AVAILABLE INFORMATION. Neither Purchaser, Olivetti nor Mannesmann is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the Commission under the Exchange Act relating to its business, financial position, results of operations or other matters. However, Purchaser, Olivetti and Mannesmann have filed a Schedule 14D-1 and exhibits thereto with the Commission in connection with the Offer and the Merger. The Schedule 14D-1 and the exhibits thereto should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of the Schedule 14D-1 and the exhibits thereto should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains the
Schedule 14D-1 and the exhibits thereto of Purchaser which have been filed via the Commission's EDGAR System.

    10. SOURCES AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is estimated to be approximately $1.5 billion. Purchaser will obtain all such funds through capital contributions from Olivetti and Mannesmann. Olivetti and Mannesmann will provide such funds from working capital.

    11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

    CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

    Management of the Company, Olivetti and Mannesmann have been acquainted with one another for a number of years and have had, from time to time, discussions concerning the respective businesses and strategies of their companies.

    In 1988, the Company's former parent, Cellular Communications, Inc. ("CCI"), began seeking joint venture opportunities to pursue wireless communications businesses outside of the United States. In 1990, the Company became one of the organizers and a party to OSR with, inter alia, Olivetti, Bell Atlantic, Telia International AB ("Telia") and an affiliate of Lehman Brothers.

    In connection with CCI entering into an agreement with AirTouch Communications, Inc. ("AirTouch") in 1990, the Capital Stock of the Company was distributed to the shareholders of CCI in 1991. Since that time, the Company has been an independent, publicly traded entity.

    In February 1994, OSR entered into an agreement with Pronto Italia, S.p.A. ("Pronto") to form Omnitel as their combined applicant for the second Global System for Mobile Communications ("GSM") license in Italy. GSM is the digital technology for cellular telephone systems that most European countries have agreed to adopt as a common standard. In March 1994, the Italian Government announced that Omnitel was selected by the Italian Government as the licensee of Italy's second GSM cellular telephone license (the "License").

    Currently, the Company currently holds a 14.667% interest in OSR, which holds a 70% interest in Omnitel. The Company through its 14.667% interest in OSR, holds an approximate 10.267% interest in Omnitel. The other current joint venturers in OSR are OliMan, a joint venture currently owned 62.5% by Olivetti and 37.5% by Mannesmann, Bell Atlantic and an affiliate of Lehman Brothers (collectively, the "OSR Corporate Partners"). Pronto, which holds a 30% interest in Omnitel, consists of AirTouch, Mannesmann and several smaller partners (together with the OSR Corporate Partners, the "Corporate Partners").

    Although in prior years, the Company pursued opportunities in countries other than Italy, the value of the Company's interest in OSR, and thus indirect interest in Omnitel, has come now to represent substantially all of the value of the Company.

    Recognizing the Company is a minority, indirect shareholder in Omnitel, and that it could not control Omnitel's cash flows and, in particular, Omnitel's payment of dividends, and cognizant of the contractual terms of the OSR Joint Venture Agreement, the Company has always been alert to opportunities to maximize the value of its Omnitel investment. In that connection, the Company has from time to time conducted discussions with other participants in the OSR and the Pronto consortia seeking to elicit any interest they might have in a transaction. These discussions have occurred over a period of years and as recently as the past several months, but had not resulted in any proposal or offer to purchase the Company or its interest in OSR. In addition, persons outside of OSR and the Pronto consortia had not contacted the Company regarding its shareholdings in Omnitel.

    Commencing in early 1995, management of the Company and Olivetti held discussions concerning a strategic business combination between the two companies. The discussions terminated in the summer of 1995.

    In the first half of 1998, the Company had discussions with Telia (formerly "Swedish Telecom"), including discussions about a potential transaction between Telia and the Company in which the Company would acquire Telia's OSR stake for either Company stock or a combination of Company stock, debt and cash. These discussions were part of a series of various meetings for different purposes that the Company had with Telia over a period of five years. Despite these recent meetings, Telia ultimately entered into a transaction in which it sold its interest in OSR to OliMan, which was announced on April 14, 1998.

    In February 1997, senior executives of the Company met with senior executives of Mannesmann, and had a broad based discussion regarding their respective interests in European telecommunications. A similar such discussion occurred in January 1998, including executives of Olivetti as well as Mannesmann.

    In April 1998, Dr. Kurt Kinzius, Managing Director of Mannesmann Eurokom GmbH, met with Mr. Ginsberg and discussed a potential transaction between the Company and OliMan, which sought to increase its stake in Omnitel.

    On July 6, 1998, Dr. Kinzius telephoned Mr. Ginsberg to arrange for a meeting. A meeting took place on July 10 among Mr. Ginsberg, Dr. Kinzius and Evan Newmark of Goldman Sachs & Co., acting on behalf of OliMan, in connection with a possible transaction with the Company. At that meeting, various structures for a transaction were considered and at the conclusion of this meeting the attendees agreed to evaluate various alternatives for structuring a transaction. On August 11, 1998, there was another meeting between the Company and OliMan in London, England. The parties discussed various proposals for structuring a transaction, but no satisfactory result could be reached.

    On August 24, 1998, senior executives of the Company had a meeting with senior executives of Bell Atlantic to discuss a possible transaction involving the Company. This meeting was one of a series of meetings between senior executives of the two companies in which possible transactions were discussed, over the course of the past five years. However, shortly after the meeting, Bell Atlantic's representatives communicated that they were not interested in pursuing any transaction with the Company.

    From time to time, senior executives of AirTouch have had informal discussions concerning the Company's interest in OSR and possible transactions with the Company. These discussions did not result in an extension of an offer by AirTouch.

    At a November meeting of OSR and Omnitel in Milan, Italy, representatives of Olivetti and Mannesmann, including Dr. Kinzius and Marco De Benedetti, an executive officer responsible for telecom strategy at Olivetti, approached Mr. Ginsberg to meet again about a possible transaction involving the Company.

    On November 30, 1998, representatives of Olivetti and Mannesmann and Goldman, Sachs & Co. met with representatives of the Company and Wasserstein Perella. Detailed negotiations then ensued between representatives of Olivetti and Mannesmann, including Goldman, Sachs & Co. and legal counsel, Willkie Farr & Gallagher and Dorsey & Whitney, and representatives of the Company, including Wasserstein Perella and Skadden, Arps, Slate, Meagher & Flom LLP. Simultaneously, representatives of Olivetti and Mannesmann conducted their due diligence investigations of the Company. The negotiations culminated in agreement on the terms of the Merger Agreement, Stockholders Agreement, Option Agreement and Guarantee.

    PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

    The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 6.0% over the closing sales price of the Shares on December 10, 1998, the last full trading day prior to the initial public announcement that the Company and Purchaser had executed the Merger Agreement.

    MERGER AGREEMENT.

    The following is a summary of certain portions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (other than a waiver of the Minimum Condition), Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) impose additional conditions of the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, except that if on the initial scheduled Expiration Date all conditions to the Offer shall not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date (any such extension to be for ten (10) business days or less); PROVIDED, HOWEVER, that the Expiration Date of the Offer may not be extended beyond May 15, 1999. The Merger Agreement provides that if, immediately prior to the Expiration Date, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed fifteen (15) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date; PROVIDED, HOWEVER, that during any such extension of the Offer, Purchaser irrevocably waives all of the conditions to the Offer as set forth in Section 14 herein (other than the Minimum Condition).

    THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation").

    The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, unless such failure of any such conditions is a result of a breach of either party's material obligations under the Merger Agreement: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer, (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware law, and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been enacted, promulgated, entered or enforced by any governmental authority which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

    At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company or any of its subsidiaries, any Shares owned by Purchaser or any of its subsidiaries or any Shares which are held by stockholders who properly perfect their dissenters rights under the
DGCL) will be canceled and converted into the right to receive the Offer Price paid pursuant to the Offer, without interest, upon the surrender of the certificate formerly representing such Share in accordance with the Merger Agreement and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of Purchaser will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to at least that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected by Purchaser pursuant to the Merger Agreement and including directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any of its affiliates (including Shares that are accepted for payment pursuant to the Offer, but excluding Shares held by the Company and excluding beneficial ownership by virtue of the Option Agreement (as defined below)) bears to the number of Shares outstanding. The Company will, upon request by Purchaser, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Purchaser's designees to be elected to the Company Board, provided that (i) in the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time the Company Board will have at least one director who is a director as of the date of the execution of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of Federal securities laws) of Purchaser (one or more of such directors, the "Independent Directors") and (ii) if no Independent Directors remain, the other directors will designate one person to fill one of the vacancies who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Purchaser's designees to the Company Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary and definitive proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Purchaser, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. If Purchaser acquires at least a majority of the outstanding Shares in the Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement unless the Company Board, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Company Board under applicable law.

    The Merger Agreement provides that in the event that Purchaser or any subsidiary of Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser and the Company will, at the request of Purchaser and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Delaware law.

    OPTIONS. Pursuant to the Merger Agreement, at the Effective Time, the Company will take all actions necessary to provide that, each then outstanding option to purchase shares of Common Stock (the "Options") granted under any of the Company's stock option plans (the "Option Plans"), whether or not then exercisable or vested, shall be canceled and in consideration therefor will receive an amount in cash equal to the product of (A) the difference between the Offer Price and the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount, the "Option Price"). The Company will obtain all necessary consents or releases from holders of the Options to effect the foregoing. Upon receipt of the Option Price, the Option will be canceled. The surrender of an Option to the Company will be deemed a release of any and all rights a holder had or may have had in respect of such Option. Except as may be otherwise agreed to by Purchaser and the Company and to the extent permitted by the Option Plans, the Company (i) shall cause the Option Plans to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash,

(ii) shall cause the provisions in any other plan, program or arrangement, which currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company to terminate as of the Effective Time and shall provide for the payment of any benefit due under such plans in cash; (iii) shall take all actions necessary to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other stock plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, and to terminate all such plans. Purchaser has agreed to provide the Company as promptly as practicable following the consummation of the Merger, the funds necessary to satisfy such obligations regarding the Options under the Merger Agreement.

    INTERIM OPERATIONS; COVENANTS. The Company covenants and agrees that, (i) except as expressly contemplated by the Merger Agreement, the Option Agreement or the Stockholders Agreement, (ii) as disclosed pursuant to the Merger Agreement, or (iii) as agreed in writing by Purchaser, after the date of the Merger Agreement, and prior to the time the directors of Purchaser have been elected to and shall constitute a majority of the Company Board:

        (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

        (b) the Company will not, directly or indirectly, (i) except upon exercise of Options or other rights to purchase shares of Common Stock pursuant to the Option Plans outstanding on the date of the Merger Agreement or upon exercise of outstanding Warrants or conversion of Voting Debt, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, (ii) amend the Certificate of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares;

        (c) the Company shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than shares of Common Stock reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options, Warrants or conversion of Voting Debt outstanding on the date thereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or
    (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

        (d) the Company shall not: (i) grant any increase in the compensation payable or to become payable by the Company to any of its executive officers, (ii) (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company;

        (e) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

        (f) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary course of business and consistent with past practice;

        (g) the Company shall not: (i) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) other than ordinary course expense advances, make any loans, advances or capital contributions to, or investments in, any other person; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

        (h) the Company shall not: (i) change any of the accounting methods used by it unless required by United States generally accepted accounting principles ("GAAP") or (ii) other than related to a valid "qualified electing fund" election pursuant to Section 1295 of the Code with respect to all stock which it owns, or is considered to own, in any corporation which meets the definition of "passive foreign investment company" set forth in
    Section 1297 of the Code, make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any material tax claim or assessment or consent to any material tax claim or assessment or any waiver of the statute of limitations for any such material claim or assessment;

        (i) the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

        (j) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

        (k) the Company shall not take, or agree to commit to take, any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained therein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

        (l) the Company shall not redeem the Rights or terminate, amend or otherwise modify the Rights Agreement prior to the consummation of the Offer unless required to do so by order of a court of competent jurisdiction; and

        (m) the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    DEBT TENDER OFFER. Pursuant to the Merger Agreement, upon the request of Purchaser, the Company will commence an offer to purchase (accompanied by a related solicitation of consents (the "Consents") regarding certain covenant amendments (the "Proposed Amendments")) all of the Company's outstanding 9 1/2% Senior Discount Notes due 2005 (the "Senior Notes") on such customary terms and conditions as are acceptable to Purchaser and reasonably satisfactory to the Company Board (the "Debt Offer to Purchase"). The Debt Offer to Purchase will be conditioned upon, among other things: (i) the receipt of Consents from the holders of the Notes of at least a majority of the aggregate outstanding principal amount of Notes, excluding Notes owned by the Company and certain affiliates, and the execution by the Company of an indenture supplemental to the indenture pursuant to which the Notes were issued effecting the Proposed Amendments; (ii) the valid tender of at least a majority of the outstanding principal amount of the Notes as of the expiration date of the Debt Offer to Purchase; (iii) the consummation of the Offer; and
(iv) other customary conditions for transactions similar to the Debt Offer to Purchase. The Purchaser has agreed to reimburse the Company for any and all expenses and fees incurred by the Company in connection with the Debt Offer if the Debt Offer is commenced but terminated without consummation, and such failure to consummate is not the result of the Company's breach.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that it will not (and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not), directly or indirectly, (i) initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited Takeover Proposal for the Company engage in negotiations or discussion with, or provide information or data to, any person (other than Purchaser, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal, except that the Merger Agreement does not prohibit the Company or the Company Board (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(ii) making such disclosure to the Company's stockholders as, the good faith judgment of the Company Board after receiving advice from outside counsel, the Company deems necessary to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company has further agreed to notify Purchaser within 24 hours if any proposals, inquiries or expressions of interest are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in connection with any Takeover Proposal or possibility or consideration thereof, indicating the name of such person and the terms and conditions of any proposals or offers and to keep the Purchaser informed of the status and terms of such occurences. A "Takeover Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a significant portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

    Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such person concerning a Takeover Proposal (provided that the Company shall not agree to any exclusive right to negotiate with the Company) if (a) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction that provides for consideration which the Company Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, is more favorable to the Company and its stockholders than the Offer and the Merger (taking into account all relevant factors) and which is not conditioned upon obtaining additional financing not fully committed at such time or, in the view of a nationally recognized investment banking firm, is reasonably likely to be obtained under then existing market conditions, and (b) in the opinion of the Company Board, after receiving advice from outside legal counsel to the

Company, the failure to provide such information or access or to engage in such discussions or negotiations would likely cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law (a Takeover Proposal which satisfies clauses (a) and (b), a "Superior Proposal"). The Company must then provide Purchaser any nonpublic information regarding the Company provided to the other party which was not previously provided to Purchaser. If the Company, after consultation with outside legal counsel, believes that a breach of fiduciary duties to the Company's stockholders would likely occur, the Company Board may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Offer and the Merger is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following Purchaser's receipt of written notice advising Purchaser that the Company Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Notwithstanding the foregoing, prior to and including such fifth day the Company may make such public disclosure that is in its view required under the Federal securities laws, as evidenced by an opinion from outside counsel to the Company, a copy of which shall be provided to Purchaser prior to such disclosure. After providing such notice, the Company shall provide a reasonable opportunity to Purchaser to make such adjustments in the terms and conditions of the Merger Agreement and/or of the Option Agreement as would enable the Company to proceed with its recommendation of the Offer without a Subsequent Determination. At any time after five business days following notification to Purchaser of the Company's intent to terminate the Merger Agreement pursuant to its terms, the Company Board may terminate the Merger Agreement and enter into an agreement with respect to a Superior Proposal, provided that the Company shall, concurrently with entering into such agreement, pay or cause to be paid to Purchaser the Termination Fee (as defined below). Except as permitted under the terms of the Merger Agreement, neither the Company Board nor any committee thereof may, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend to Purchaser, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding any other provision of the Merger Agreement, the Company must submit the Merger Agreement to the Company's stockholders whether or not the Company Board makes a Subsequent Determination.

    INDEMNIFICATION AND INSURANCE. The Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of the Merger. The Merger Agreement also provides that the Surviving Corporation will maintain or obtain directors' and officers' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time, provided, however, that if the aggregate annual premiums for such D&O Insurance at any time exceeds 150% of the per annum rate of premium currently paid by the Company for such insurance as in effect on the date of the Merger Agreement, then Purchaser will cause the Company (or the Surviving Corporation if after the Effective Time) to provide the maximum coverage then available at an annual premium equal to 150% of such rate.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, litigation, employee benefit plans, brokers' fees, compliance with laws, tax matters, intellectual property, employment matters, environmental matters, real property, material contracts, potential conflicts of interest, insurance, vote required to approve the Merger Agreement, undisclosed liabilities and, information in the Proxy Statement.

    TERMINATION; FEES. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time before the Effective Time, whether before or after stockholder approval: (i) by mutual written consent of the Boards of Directors of Purchaser and the Company; (ii) by Purchaser if the Offer expires or is terminated without any Shares being purchased thereunder by Purchaser as a result of the occurrence of any of the events set forth in Section 14; (iii) by either Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties thereto shall use their best efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (iv) by Purchaser if, without any material breach by Purchaser of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; (v) by the Company if, without any material breach by the Company of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; (vi) by the Company (a) if there is a material breach of any of Purchaser's representations, warranties or covenants under the Merger Agreement which cannot be or has not been cured within ten days of the receipt of written notice thereof, or (b) to allow the Company to enter into an agreement in accordance with the Merger Agreement with respect to a Superior Proposal which the Company Board has determined is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement, provided that the Company has complied with the provisions of the Merger Agreement; (vii) by Purchaser if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty or covenant or other agreement contained in the Merger Agreement, which breach (a) would give rise to the failure of a condition set forth in paragraph
(e) or (f) of Section 14 and (b) cannot be or has not been cured within ten days of the receipt of written notice thereof; (viii) by Purchaser, at any time prior to the purchase of Shares pursuant to the Offer, if (a) the Company Board withdraws, modifies, or changes its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Purchaser, (b) the Company Board shall have recommended any proposal other than by Purchaser in respect of a Takeover Proposal, (c) the Company shall have exercised a right with respect to a Takeover Proposal and shall, directly or through its representatives, continue discussions with any third party concerning a Takeover Proposal for more than ten business days after the date of receipt of such Takeover Proposal,
(d) a Takeover Proposal that is publicly disclosed shall have been commenced or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within twenty business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (e) any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding Common Stock (either on a primary or a fully diluted basis), except that this provision will not apply to any person that owns more than 15% of the outstanding Shares on the date of the Merger Agreement; or (ix) by Purchaser, if the Company or its representatives shall have materially breached the provisions of the Merger Agreement relating to Takeover Proposals.

    In accordance with the Merger Agreement, if (a) Purchaser shall have terminated the Merger Agreement pursuant to clause (viii) or (ix) of the preceding paragraph, (b) Purchaser shall have terminated the Merger Agreement pursuant to clause (vii) of the preceding paragraph and following the date of the Merger Agreement but before such termination there shall have been a Takeover Proposal Interest, and within two years of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated, or (c) the Company shall have terminated the Merger Agreement pursuant to clause (vi)(b) of the preceding paragraph, then in any such case the Company shall pay simultaneously with such termination if pursuant to clause (vi)(b) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to clause (viii), clause
(ix) or clause (vii), to Purchaser a termination fee (the "Termination Fee") of $43 million, which amount shall be payable by wire transfer to such account as Purchaser may designate in writing to the Company.

    OPTION AGREEMENT.

    The following is a summary of certain portions of the Option Agreement and is qualified in its entirety by reference to the Option Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition and inducement to Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser and the Company have entered into the Option Agreement, pursuant to which, among another things, the Company has granted Purchaser an irrevocable option to purchase up to 4,338,133 newly-issued Shares (the "Company Option") at a purchase price per Share of $65.75 (the "Exercise Price"), provided, however, that in no event shall the number of Shares for which the Company Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The Option Agreement will terminate, and the Company Option will expire, on the earliest of (i) the Effective Time and (ii) to the extent that Purchaser has given no notice of its intention to exercise all or any part of the Company Option, six (6) months after any termination of the Merger Agreement pursuant to Section 8.1(b), (f)(ii), (g), (h) or (i) thereof and at the time of termination of the Merger Agreement pursuant to Section 8.1(a), (c), (d), (e) or (f)(i) thereof.

    Purchaser (or its designee) may exercise the Company Option, in whole or in part, if on or after the date hereof: (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Purchaser or any of its affiliates (a "Third Party"): (i) commences or announces an intention to commence a tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in beneficial ownership by such Third Party (together with all such Third Party's affiliates and associates) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or
(ii) acquires beneficial ownership of shares of Company Common Stock which, when aggregated with any Shares already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); or (b) any of the events described in Sections 8.1(g) (so long as following the date the Option Agreement but prior to any termination there shall have been a proposal, inquiry or expression of interest in connection with a Takeover Proposal), 8.1(h) or 8.1(i) of the Merger Agreement that would allow Purchaser to terminate the Merger Agreement has occurred (but without the necessity of Purchaser having terminated the Merger Agreement).

    In the event of any change in the Shares or in the number of outstanding Shares by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Company Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive upon exercise of the Company Option the number and class of shares or other securities or property that Purchaser would have received in respect to the Shares if the Company Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and the holder of such Shares had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property. In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Purchaser or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Shares shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Company Option the number and class of shares or other securities or property that Purchaser would have received in respect of the Shares if the Company Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and the holder of such Shares had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property. Such rights of Purchaser shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

    At any time that Purchaser is entitled to exercise the Company Option, Purchaser may elect, in its sole discretion, to sell the Company Option to the Company in lieu of exercising the Company Option. The Company shall be required to purchase the Company Option from Purchaser on the third business day after Purchaser gives the Company written notice of such election for a cash price (payable by certified or official bank check in same day funds to Purchaser or its designee) equal to the product of the number of Shares then covered by the Option multiplied by the excess over the Exercise Price of the greater of (x) the closing price of a share of Company Common Stock on the Nasdaq National Market on the last trading day prior to the date of such notice and (y) the highest price per share of Company Common Stock paid or proposed to be paid to any holder thereof by any person in any Takeover Proposal.

    Notwithstanding any other provision of the Option Agreement, in no event shall Purchaser's Total Profit (as defined below) exceed $14 million and, if it otherwise would exceed such amount, Purchaser, at its sole election, shall either (a) reduce the number of Shares subject to the Company Option, (b) deliver to the Company for cancellation Shares previously purchased by Purchaser, (c) pay cash to the Company, or (d) any combination thereof, so that Purchaser's actually realized Total Profit shall not exceed $14 million after taking into account the foregoing actions. As used herein, the term "Total Profit" means the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Purchaser pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Purchaser's purchase price of such Shares, and (ii) any Notional Total Profit (as defined below). As used herein, the term "Notional Total Profit" with respect to the total number of Shares as to which Purchaser could propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Company Option were fully exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Purchaser and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    STOCKHOLDERS AGREEMENT.

    The following is a summary of certain portions of the Stockholders Agreement and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser has entered into the Stockholders Agreement with the Company and certain stockholders of the Company who beneficially own approximately 2.36 million Shares in the aggregate, including Shares issuable upon the exercise of Options. Pursuant to the Stockholders Agreement, such stockholders have agreed that if requested by Purchaser to exercise all Options granted to such stockholder under the Option Plans and if certain conditions listed in the Stockholders Agreement are satisfied, they will exercise such Options. The conditions to such exercise include that such exercise and tender would result in a tender offer of over 90% of the outstanding Shares. In connection with any such exercise, the Purchaser has agreed to indemnify such stockholders against expenses and taxes incurred which would not be incurred if the Options were treated pursuant to the Merger Agreement. In addition, stockholders party to the Stockholders Agreement may exercise options pursuant to a "cashless exercise" or similar provision. In addition, such stockholders have agreed that, no later than the tenth business day after the commencement of the Offer, they will validly tender pursuant to the Offer all Shares owned by them, representing approximately 4.8% of the outstanding Shares (approximately 11.7% assuming exercise of all Options beneficially owned by them), as well as any Shares acquired by them after the date of the Stockholders Agreement.

    In addition, the stockholders subject to the Stockholders Agreement have agreed that, at any meeting of the Company's stockholders, or in connection with any written consent of the Company's stockholders, they will vote (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement; (ii) against any action or agreement that would (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such stockholder under the Stockholders Agreement or (b) impede, interfere with, delay, postpone or adversely affect the Merger or the transactions contemplated thereby or by the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholders Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (b) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (c) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the Certificate of Incorporation or Bylaws; (d) any change in the majority of the Company Board; (e) any other change in the Company's corporate structure or business; and (f) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or affect the Merger, the transactions contemplated by the Merger Agreement or the Stockholder Agreement or the contemplated economic benefits of any of the foregoing. Each stockholder subject to the Stockholders Agreement has granted to and appoints Purchaser such stockholder's proxy and attorney-in-fact to vote the shares owned by such stockholder in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement.

    The stockholders subject to the Stockholders Agreement have agreed that until the earlier of the Effective Time and the termination of the Merger Agreement, they will not, directly or indirectly, (i) transfer any or all Shares owned by them, (ii) except with respect to Purchaser, grant any proxies or powers of attorney, deposit any Shares owned by them into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares, or (iii) take any action that would make any representation or warranty of such stockholder contained herein untrue or incorrect or would result in a breach by such stockholder of its obligations under the Stockholders Agreement or a breach by the Company of its obligations under the Merger Agreement. However, stockholders subject to the Stockholders Agreement may transfer Shares to an affiliate of such stockholder, any member of such stockholder's immediate family, a trust for the benefit of family members of such stockholders, or any charitable organizations (as defined in Section 501(c)(3) of the Code). In addition, other than as required in his capacity as a director or officer of the Company under applicable laws and fiduciary duties, each such stockholder and its affiliates have agreed not, to (i) directly or indirectly solicit, initiate or encourage a Takeover Proposal, (ii) enter into, maintain or continue discussions or negotiations with any party (other than Purchaser) in furtherance of a Takeover Proposal or (iii) agree to or endorse any Takeover Proposal.

    GUARANTEE

    The following is a summary of certain portions of the Guarantee and is qualified in its entirety by reference to the Guarantee, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Guarantee may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition and inducement to the Company entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Olivetti, Mannesmann and the Company have entered into the Guarantee, pursuant to which, among other things, Olivetti and Mannesmann have agreed jointly and severally to guarantee unconditionally and irrevocably, for the benefit of the Company, the performance of certain obligations of Purchaser pursuant to the Merger Agreement. Olivetti and Mannesmann have represented in the Guarantee that they have funds available to them sufficient to purchase, or cause to be purchased, the Shares and Options in accordance with the terms of the Merger Agreement, and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement, become due) in respect of the Debt Tender any Offer. The Guarantee terminates upon consummation of the purchase by Purchaser or any of its affiliates of any Shares pursuant to the Offer.

    CONFIDENTIALITY AGREEMENT.

    The following is a summary of certain portions of the Confidentiality Agreement, dated December 1, 1998, among Olivetti, Mannesmann and the Company (the Confidentiality Agreement") and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition to being furnished information concerning the Company ("Evaluation Material") by or on behalf of the Company, Olivetti and Mannesmann have agreed, among other things, that they will keep such Evaluation Material confidential and will use it solely for evaluating the Offer and the Merger. "Evaluation Material" does not include information which (i) is already in the possession of Mannesmann or Olivetti, provided that such information in not known by them to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party,

(ii) becomes generally available to the public other than as a result of a disclosure by Mannesmann or Olivetti or their respective directors, officers, employees, agents or advisors, or (iii) becomes available to Olivetti or Mannesmann on a non-confidential basis from a source other than the Company or its advisers, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

    12.  PLANS FOR THE COMPANY; OTHER MATTERS.

    PLANS FOR THE COMPANY. If, as and to the extent that Purchaser acquires control of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization, management or dividend policy.

    Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Merger Agreement--Company Board" above. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Purchaser or any of its subsidiaries pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Purchaser and its affiliates. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, Purchaser has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement, the Option Agreement and the Stockholders Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, the Option Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Purchaser will vote, or cause to be voted, all of the Shares then owned by Purchaser or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Purchaser and its subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

    SHORT-FORM MERGER. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser and its subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed fifteen (15) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the Minimum Condition and the condition set forth in paragraph (b) of Section 14 hereof) that subsequently may not be satisfied during such extension of the Offer, provided that the Expiration Date may not be extended beyond May 15, 1999. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Purchaser presently intends to effect a short-form merger if permitted to do so under the DGCL.

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

    13. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that until such time as the designees of Purchaser have been elected to, and shall constitute a majority of, the Company Board, without the prior written consent of Purchaser, neither the Company nor any of its subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock; (ii) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock; (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares issued upon the exercise or conversion of Options, Warrants and Convertible Notes outstanding on December 11, 1998; or (iv) split, combine or reclassify the outstanding capital stock of the Company.

    14. CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) there shall be threatened or pending in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company or (iv) imposes any material limitations on the ability of Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

        (b) the Merger Agreement shall have been terminated by the Company or Purchaser in accordance with its terms; or

        (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (with the exception of any such occurrence involving Iraq),
    (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans to investment grade securities or (vi) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (d) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, or the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement; or

        (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties as of the date of the Merger Agreement and as of the scheduled expiration of the Offer; or

        (f) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement; or

        (g) Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (e) and (f) of this Section 14 have not occurred; or

        (h) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that constitutes a material adverse effect on the Company; or

        (i) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding Common Stock.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    15.  CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser, Olivetti or Mannesmann is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, or, except as set forth above, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See
Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    STATE ANTITAKEOVER STATUTES. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

    Pursuant to the requirements of the HSR Act, Olivetti, Mannesmann and Purchaser expect to file their Notification and Report Forms with respect to the Offer and Merger with the DOJ and the FTC on or about December 22, 1998. As a result, assuming such filings are made on December 22, 1998, the waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on January 5, 1999, (the fifteenth day after such filings are made), unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Olivetti, Mannesmann or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Olivetti, Mannesmann and the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Olivetti and Mannesmann. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

    The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Olivetti, Mannesmann and the Company are engaged, Purchaser, Olivetti and Mannesmann believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Offer will be funded by capital contributions indirectly from Olivetti and Mannesmann which will be funded from working capital. Accordingly, the Margin Regulations will not apply to the funding of the Offer.

    16. FEES AND EXPENSES. Purchaser has retained Mackenzie Partners, Inc. to serve as the Information Agent and IBJ Schroder Bank & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

    Except as set forth above, neither Purchaser, Olivetti or Mannesmann will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, OLIVETTI OR MANNESMANN NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser, Olivetti and Mannesmann have filed with the Commission the
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                        KENSINGTON ACQUISITION SUB, INC.

December 17, 1998

                                   SCHEDULE I

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICER
                     OF PURCHASER, OLIVETTI AND MANNESMANN

    1. KENSINGTON ACQUISITION SUB, INC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Purchaser.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Marco De Benedetti..................  Mr. De Benedetti is a member of the Board of Directors, Co-President and
                                      Co-Secretary. For additional information concerning Mr. De Benedetti, see
                                      Section 2 if this Schedule I.
Dr. Kurt J. Kinzius.................  Dr. Kinzius is a member of the Board of Directors, Co-President and
                                      Co-Secretary. He has been a member of the Board of Directors of Mannesmann
                                      Eurokom GmbH since October 1997. He was head of the Strategic Development
                                      Department of Mannesmann from October 1994 to September 1997 and head of the Finance Department of Mannesmann Demag Ltd., London from October 1990 to September 1994. Mr. Kinzius' business address is c/o Mannesmann AG,
                                      Mannesmannufer 2, D-40213, Dusseldorf, and he is a German citizen.

    2. OLIVETTI S.P.A. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Olivetti. Unless otherwise indicated, each such person is a citizen of Italy and the business address of each such person is c/o Olivetti S.p.A., Via Jervis 77, 10015 Ivrea, Turin, Italy. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Olivetti.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Antonio Tesone......................  Mr. Tesone has been Chairman since September 1996 and a member of the Board of Directors since May 1996. He also was a member of the Board of Directors from May 1995 to March 1996. He has his own legal practice located in
                                      Milan, Italy.
Roberto Colaninno...................  Mr. Colaninno has been Chief Executive Officer since September 1996. He has been Vice Chairman of Omnitel since April 1997, and Chairman of OliMan since December 1997. He has also been Executive Vice President of Sogefl
                                      S.p.A. since November 1996 and a Director and member of the Chairman's
                                      Committee of Banca Agricola Mantovana since October 1986. Finally, Mr.
                                      Colaninno was Chief Executive Officer of Fiaam from April 1974 to December
                                      1996.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Peter A. Cohen......................  Mr. Cohen has been a member of the Board of Directors since May 1994. He is currently the managing member of Ramius Capital Group, L.L.C., an investment advisory and investment banking firm in New York. He is Vice
                                      Chairman and a Director of GRC International Inc., a Director of
                                      Presidential Life Insurance Company and a Trustee of Mount Sinai/New York
                                      University Hospital. He is Vice Chairman of Republic New York Corporation
                                      and Chairman and Chief Executive Officer of Republic New York Securities
                                      Corporation. He was also Chairman and Chief Executive Officer of Shearson
                                      Lehman Brothers, Inc. From 1983 to 1990. Mr. Cohen is a citizen of the
                                      United States.
Dr. Klaus Esser.....................  Dr. Esser has been a member of the Board of Directors since February 1998.
                                      Dr. Esser is a German citizen. For additional information regarding Dr.
                                      Esser, see Section 3 of this Schedule I.
Maria Luisa Galardi Lizier..........  Ms. Lizier has been a member of the Board of Directors since May 1964.
Franco Girard.......................  Mr. Girard has been a member of the Board of Directors since June 1990. He has been Director General of C.I.R. S.p.A. since 1986. He is also a member of the Board of Directors of Sasib S.p.A., Rejna, S.p.A. and Isefi S.p.A.
Bruno Lamborghini...................  Mr. Lamborghini has been a member of the Board of Directors since October
                                      1996 and Chairman of Olivetti Lexikon S.p.A. since April 1997. He has been
                                      President of Eurobit (European Federation of IT Manufacturers) since March
                                      1990, Chairman of EITO (European Information Technology Observatory) since
                                      1992 and President of the Information Technology Agreement Group of the
                                      Transatlantic Business Dialogue since 1994. He was Deputy Chairman of
                                      Olivetti Telemedia S.p.A. from 1996 to 1998, Director of Omnitel from June to December 1997, Director of Infostrada S.p.A. from October 1996 to
                                      January 1998, Director of Tecnost S.p.A. from April 1996 to April 1997 and
                                      Senior Vice President for Corporate Studies and Strategies of Olivetti from
                                      1991 to March 1996. He was also Chairman of the Telecommunication Committee of Confindustria (the Italian Industrialists Association) from September
                                      1994 to October 1998.
Gordon M. W. Owen...................  Mr. Owen has been a member of the Board of Directors and a member of the
                                      Audit Committee since October 1996. He has held various positions at Cable
                                      & Wireless PLC for more than 35 years. Mr. Owen has been Chairman of
                                      Energis since 1992, Acorn Computers Ltd. since 1995 and Yeoman Marine Ltd.
                                      since 1995. Mr. Owen has been a non-executive director with NXT Plc since
                                      1992. Mr. Owen is a British citizen.
Luca Paravicini Crespi..............  Mr. Crespi has been a member of the Board of Directors since June 1990. He has been a Director of C.I.R. S.p.A. since 1985 and Il Gallione S.p.A.
                                      since 1980. He is also Coordinator of Private Banking at Euromobilare Bank.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Alberto Pirelli.....................  Mr. Pirelli has been a member of the Board of Directors since June 1992. He has been a Director of Pirelli S.p.A. since 1985 and Deputy Chairman of
                                      Pirelli S.p.A. since 1991. He has been a General Partner of Pirelli & C.
                                      since 1986, a Director of Societe Internationale Pirelli S.A. since 1987 and a Director and Vice President of Pirelli Cavi S.p.A. since 1992. He was a member of the Executive Committee of Pirelli S.p.A. from 1992 to 1996
                                      (the year in which the Committee ceased to exist).
Peter Reimpell......................  Mr. Reimpell has been a member of the Board of Directors and a member of the Audit Committee since June 1991. He is Chairman of the Board of
                                      Bayerische Vereinsbank International, Luxembourg, Bayerische Vereinbank
                                      France, Paris, BV Capital Inc., BV Capital Markets (Asia) Ltd., Tokyo,
                                      Banque Internationale de Credit et de Gestion, Monaco, Simonbank AG,
                                      Eurosynergies S.A., TA Triumph-Adler AG, Koenig & Bauer AG and KBA Planeta
                                      AG. He has been Deputy Chairman of Privatbank AG. He is a member of the
                                      Board of Bank fur Oberosterreich und Salzburg, Bank fur Tirol und
                                      Vorarlberg, GT Investment Fund and WAW Vereinigte Aluminum-Werke AG. He is
                                      a member of the International Institute of Banking Studies. Mr. Reimpell is
                                      a German citizen.
Piera Rosiello......................  Ms. Rosiello has been a member of the Board of Directors since May 1996 and
                                      Secretary since 1992. She has held various positions in the Legal Office,
                                      Legal Affairs Division and International Relations Division since 1954. She also has been a Director of Tecnost S.p.A. since 1987 and was Chairman of
                                      Tecnost S.p.A. from 1992 to 1995.
Dario Trevisan......................  Mr. Trevisan has been a member of the Board of Directors and a member of the Audit Committee since October 1996. He practices law at Calesella,
                                      Trevisan & Associati. He is a member of the International Corporate
                                      Governance Network and the Eurolegal Lawyers Association. He is a lecturer for the MF Conference introductory course "Regulations on Financial
                                      Markets."
Gerard Worms........................  Mr. Worms has been a member of the Board of Directors and a member of the
                                      Audit Committee since October 1996 and December 1997, respectively. He has been Chairman of Banque Rothschild & Cie since 1995. He has been a Director of Credit Local de France since 1996, Paris Orleans since 1996 and Societe
                                      Generale de Belgique since 1988. Mr. Worms was Chairman of Banca Indosuez from 1994 to 1995 and Compagnia Finanziaria di Suez from 1990 to 1994. Mr.
                                      Worms is a French citizen.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Emilio Gnutti.......................  Mr. Gnutti was appointed to the Board of Director on December 15, 1998. He is Deputy Chairman and Chief Executive Officer of the Fingruppo and Hopa
                                      financing companies, Societa Europea Componenti Elettrici, Markfactor and
                                      Colmark and Chief Executive Officer of Molveno Oem and Bresciauno. He is
                                      Chairman and Chief Executive Officer of G.P. Line, F.Leasing, G.P.
                                      Finanziaria, Progettazioni Finanziarie, Immobiliare Delfo and Chairman of
                                      GIEM, SIT Prealpi, Bitech, S.F., Emozioni d'Oro and SIBER. He is also
                                      Manager of SIBER Sardegna and G.P.P. International, Director of Banca
                                      Steinhauslin of Florence, and a regular auditor of Thassos Insurance
                                      Brokers, Siber BV and RBM. He was a Director and Executive Committee member of Banca Popolare of Brescia from 1984 to 1992 and Chief Executive Officer of Fin-Eco (a company he formed himself in 1979) until 1992.
Luciano La Noce.....................  Mr. La Noce has been Corporate Finance Director since 1995. He was Deputy
                                      General Manager of C.I.R. S.p.A. from 1994 to 1995 and Director of
                                      International Finance of C.I.R. S.p.A. from 1985 to 1995.
Corrado Ariaudo.....................  Mr. Ariaudo has been Chief Financial Officer of Olivetti Group since
                                      October 1995 and has been in charge of the Group Auditing Department of
                                      Olivetti Group since 1993. He is a member of the Board of Directors of
                                      Omnitel since July 1998, Tecnost S.p.A. since September 1998 and Olivetti
                                      Lexikon S.p.A. since April 1998. He has been President of the Board of
                                      Directors of Olivetti Ricera S.p.c.A. since March 1998 and Syntax Factory
                                      Administration S.p.c.A. since June 1998. Mr. Ariaudo was in charge of the
                                      Investor Relations Department of Olivetti Group from 1991 to 1995.
Marco De Benedetti..................  Mr. De Benedetti has been Managing Director of OliMan since December 1997 and Chairman of Infostrada S.p.A. since October 1996. He has been Managing
                                      Director of Olivetti Telemedia S.p.A. since September 1994.
Daniele Signorini...................  Mr. Signorini has been Chief Executive Officer of Olivetti Lexicon S.p.A.
                                      since April 1997. He held various positions, most recently Vice President for Group Sales in Europe, at Whirlpool since 1990.

    3. MANNESMANN AG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Mannesmann. Unless otherwise indicated, each such person is a citizen of Germany and the business address of each such person is c/o Mannesmann AG, Mannesmannufer 2, D-40213 Dusseldorf, Germany. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Mannesmann. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officeror director at Mannesmann, for the past five years.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Dr. Joachim Funk....................  Dr. Funk is Chairman of the Board of Directors.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Dr. Klaus Esser.....................  Dr. Esser is Vice Chairman of the Board of Directors in charge of finances.
                                      He has been Head of the Tax Department of Mannesmann since 1983 and a
                                      Member of the Executive Board of Mannesmann since 1994. For additional information regarding Dr. Esser, see Section 2 of this Schedule I.
Dr. Wolfgang Peter..................  Dr. Peter is a member of the Board of Directors in charge of technology.
Sigmar Sattler......................  Mr. Sattler has been a member of the Board of Directors in charge of personnel since April 1997. He was a Director of Mannesmann Toechren Werke
                                      AG from 1996 to 1997, Senior Head of the Personnel Department of Mannesmann
                                      from 1994 to 1996 and Managing Director of Huttenwerke Krupp Mannesmann
                                      GmBH from 1992 to 1994.
Peter Prinz Wittgenstein............  Prinz Wittgenstein is a member of the Board of Directors in charge of sales.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ SCHRODER BANK & TRUST COMPANY

                               Telephone Number:
                                 (212) 858-2103

           BY MAIL:                 BY FACSIMILE:         BY HAND OR OVERNIGHT
         P.O. Box 84                (212) 858-2611              DELIVERY:
    Bowling Green Station        Attn: Reorganization       One State Street
New York, New York 10274-0084   Operations Department   New York, New York 10004
     Attn: Reorganization                                 Attn: Reorganization
    Operations Department                                 Operations Department

                 Confirm Facsimile by Telephone: (212) 858-2103

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MacKenzie Partners, Inc. LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE: (800) 322-2885

                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

       GOLDMAN, SACHS & CO.                      LEHMAN BROTHERS
          85 BROAD STREET                   3 WORLD FINANCIAL CENTER
     NEW YORK, NEW YORK 10004               NEW YORK, NEW YORK 10285
   CALL TOLL-FREE (800) 323-5678           CALL COLLECT (212) 526-2619